Exhibit 10.7
THIRD AMENDMENT TO SERVICE AGREEMENT
     This Third Amendment to Service Agreement (this “Amendment”) is made and entered into as of this 8th day of January, 2004 between First Data Merchant Services Corporation (“FDMS”) and iPayment, Inc., formerly known as iPayment Holdings, Inc. (“Customer”).
RECITALS
     A. Customer and FDMS have previously entered into a Service Agreement dated as of July 1, 2002, as amended by amendments dated October 25, 2002, November 27, 2002 and                                          (the “Service Agreement”).
     B. Customer and FDMS now desire to amend the Service Agreement as set forth herein.
AGREEMENT
     In consideration of the foregoing, Customer and FDMS hereby agree as follows:
     1. The terms of this Amendment will be effective as of January 8, 2004.
     2. Article 2 of the Service Agreement is hereby amended by the addition of the following:
     “2.7 Portfolio Conversion;
          (a) Customer has Acquired a Non-FDMS Portfolio from Nobell (the “Existing Nobell Portfolio”). Customer has elected to and will convert the Existing Nobell Portfolio to the FDMS System for processing pursuant to the terms of and under this Agreement. The parties will expeditiously and in good faith agree to and document a conversion plan with respect to the Existing Nobell Portfolio, including allocation of all related fees and costs. For the avoidance of doubt, the parties acknowledge and agree that (i) in conjunction with its acquisition of the Existing Nobell Portfolio, Customer acquired ongoing relationships with two independent sales organizations/member service providers known as “On-Line Data Corp” and “CardSync,” and (ii) any new Merchant Accounts sourced and established after the initial conversion of the Existing Nobell Portfolio solely by On-Line Data Corp and CardSync shall be known as the “New Nobell Portfolio.”
          (b)  At Customer’s sole expense, all Merchant Accounts in the Existing Nobell Portfolio will be set up and reside under principal bank numbers * or * of Customer’s system number * on the FDMS system, and no other Merchant Accounts of Customer will reside under such principal bank/system numbers. At Customer’s sole expense, all

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Merchant Accounts in the New Nobell Portfolio will be set up and reside under principal bank numbers * or * of Customer’s system number * on the FDMS system, and no other Merchant Accounts of Customer will reside under such principal bank/system numbers.
          (c) The prices charged to Customer for the services performed by FDMS with respect to Customer’s Existing Nobell Portfolio and New Nobell Portfolio operations shall be the same as for Customer’s other Merchant Transaction Card operations with the exception of those prices labeled as “Existing Nobell Portfolio” or “New Nobell Portfolio” in Exhibit “B.”
          (d) Upon the conclusion of each month during the Term of this Agreement, FDMS shall calculate the total monthly Processing Fees paid to FDMS by Customer hereunder during such month solely with respect to the Existing Nobell Portfolio and the New Nobell Portfolio (“Total Monthly Nobell Portfolio Processing Fees”). *
          (e) The parties acknowledge and agree that the provisions of Section 3.2(a) will not be applicable to the Existing Nobell Portfolio or the New Nobell Portfolio.”
     3. Section II of Exhibit “B” to the Service Agreement, Item 3514-External Authorization Processing, is hereby amended to read as follows:

3514	External Authorization Processing	The fee associated with the point-of-sale authorization of a transaction to an account of Customer by a third party where notice of such authorization is delivered to FDMS via a transmission medium from the third party.	-Existing Nobell Portfolio and New Nobell Portfolio @ $ * / authorization
-All Others @ $ * / authorization

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

     4. Section II of Exhibit “B” to the Service Agreement is hereby amended by the addition of the following:

5550	Enhanced Recover Reduced	Enhanced Recover Reduced allows Customer the flexibility to assess a surcharge in the form of a percentage applied to the dollar amount of downgraded sales transactions for selected merchants. Customer understands that Enhanced Recover Reduced can only be used on merchants that are set up on the FDMS System using Recover Reduced (Interchange Fee Flag setting of “3”) with a Statement Print Option of “0”. The surcharge amount is added to the actual Recover Reduced amount and displayed on the merchant’s statement under the heading of “Non-Qualified Fees.” FDMS’s fees for Enhanced Recover Reduced are calculated by applying a fixed percentage to the dollar amount of the downgraded sales transaction volume for merchants enrolled by Customer in this program.	-Existing Nobell Portfolio @ * basis points ( *%) on the downgraded sales transaction dollar volume -All Others @ * basis points ( *%) on the downgraded sales transaction dollar volume
     5. Capitalized terms used but not otherwise defined in this Amendment will have the meanings set forth in the Service Agreement.
     6. In the event of a conflict between this Amendment and the Service Agreement as it relates to the subject matter hereof, the terms of this Amendment will control. Otherwise, all terms and conditions of the Service Agreement will remain in full force and effect and likewise apply to this Amendment.
     The parties have executed this Amendment as of the date first above written.

FIRST DATA MERCHANT SERVICES CORPORATION

By:	/s/ Rick Learch

Name:	Rick Learch
Title:	VP

iPAYMENT, INC.

By:	/s/ Joseph Jorling

Name:	Joseph Jorling
Title:	C.O.O.

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

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